Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffrey A. Brodsky NTL Europe, Inc. President and CEO 914-921-1800

NTL EUROPE ANNOUNCES INTENTION TO GO PRIVATE

–COMPANY FILES PRELIMINARY PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO APPROVE REVERSE STOCK SPLIT AND NAME CHANGE–

Rye, New York, October 7, 2003- NTL Europe, Inc. (NTEU.PK) announced today that it has filed a preliminary proxy statement regarding a special meeting of the Company’s common and preferred stockholders. At the special meeting, the common stockholders will consider a proposal to approve an amendment to the Company’s Certificate of Incorporation to permit the Company to declare a one-for-fifty thousand reverse stock split of its common stock. If approved by stockholders, common stockholders will receive $.01 per share, on a pre-split basis, for each fractional share of common stock owned after the effective date of the reverse stock split. In addition, at the special meeting, the Company’s holders of 10% Fixed Coupon Redeemable Preferred Stock, Series A (NTEUP.PK) will consider a proposal to waive that provision of the Company’s Certificate of Incorporation restricting the Company from paying cash to holders of its common stock in lieu of issuing fractional shares in connection with the reverse stock split as long as the preferred stock is outstanding. If the reverse stock split and waiver are approved and implemented, the Company expects the number of record holders of both its common stock and preferred stock to fall below 300. Accordingly, the Company also announced that, following the consummation of the reverse split, the Company intends to deregister its common stock and preferred stock and cease being a public reporting company. Since this is a going private transaction, the Company has also filed a Schedule 13E-3 with the SEC.

In addition, the Company announced that, at the special meeting, the common stockholders will be asked to approve a proposal to change the name of the Company from “NTL Europe, Inc.” to “PTV, Inc.” The Company stated that it believes that, in light of the Company’s current businesses, the name “PTV, Inc.” is more representative of the Company’s current status and eliminates any confusion with its former subsidiary NTL Incorporated.

For further information, please visit the Company’s web site at www.ntleurope.com.

This press release contains forward-looking statements. The statements regarding NTL Europe, Inc. contained in this report that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to NTL Europe that could cause such material differences are identified and discussed from time to time in NTL Europe’s filings with the Securities and Exchange Commission.

NTL Europe undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure NTL Europe makes on related subjects in future reports to the SEC.